Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS INCREASE IN SECOND QUARTER

EARNINGS, NET INTEREST MARGIN GROWTH AND STABLE ASSET QUALITY

WAYNE, NJ – July 22, 2010 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the second quarter of 2010 of $33.0 million, $0.21 per diluted common share, as compared to second quarter of 2009 earnings of $15.0 million, $0.06 per diluted common share after $5.8 million in dividends and accretion on Valley preferred stock.

Second Quarter 2010 Performance Highlights

•

Increased Net Interest Margin: Net interest margin on a tax equivalent basis was 3.72 percent in the second quarter of 2010 versus 3.65 percent in the first quarter of 2010 and 3.52 percent in the second quarter of 2009.

•

Stable Asset Quality: Total loans past due 30 days or more on our entire loan portfolio of $9.4 billion were 1.71 percent at June 30, 2010 compared to 1.68 percent at March 31, 2010. Our commercial real estate loan portfolio had loans past due 30 days or more totaling 1.12 percent at June 30, 2010 as compared to 1.18 percent at March 31, 2010. The residential mortgage and home equity loan portfolios totaling over 22,000 individual loans had only 240 loans past due 30 days or more at June 30, 2010. The residential mortgage and home equity loan delinquencies totaled $38.7 million, or 1.58 percent of $2.5 billion in total loans within these categories at June 30, 2010. See “Credit Quality” section below for more details.

•

Decline in Net Charge-offs: Net loan charge-offs declined $5.8 million from the first quarter of 2010 and were $7.2 million lower than the provision for credit losses during the second quarter of 2010. The provision for credit losses totaled $12.4 million for the second quarter of 2010 as compared to $12.6 million for the first quarter of 2010 and $13.1 million for the second quarter of 2009. At June 30, 2010, our allowance for credit losses as a percentage of non-covered loans was 1.24 percent as compared to 1.15 percent as of March 31, 2010.

•

Some Targeted Loan Growth in a Difficult Lending Environment: Residential mortgage loans grew by $18.2 million, or 3.84 percent on an annualized basis during the second quarter of 2010 from the first quarter of 2010 due to an increase in portfolio retention of new and refinanced mortgage loans based on certain acceptable combined ranges of loan to value and interest rates. Overall, total loans decreased $138.7 million to $9.4 billion at June 30, 2010 compared to March 31, 2010 mainly due to a continued decline in our automobile and commercial real estate portfolios.

Valley National Bancorp (NYSE: VLY)

2010 Second Quarter Earnings

July 22, 2010

•

Investment Securities Gains and Impairment: We recognized $3.7 million ($0.01 per common share) in gains on securities transactions during the second quarter of 2010 mainly due to the sale of $73.9 million of U.S. Treasury securities that were classified as available for sale. The sale proceeds were reinvested in residential mortgage-backed securities issued by Ginnie Mae of a comparable duration. Diluted earnings per common share were reduced by net impairment losses on securities totaling $2.0 million ($0.01 per common share) for the second quarter of 2010. The impairment charges in the second quarter of 2010 relate to three previously impaired private label mortgage-backed securities with a combined amortized cost and fair value of $42.7 million and $40.1 million, respectively, after all impairment charges.

•

Limited Trading Mark to Market Impact on Earnings: We did not engage in actual trading activity during the second quarter of 2010; however, net income included net trading gains totaling $839 thousand (less than $0.01 per common share) for the second quarter of 2010 which consists of $1.4 million in non-cash mark to market gains on our junior subordinated (“trust preferred”) debentures carried at fair value, partially offset by $580 thousand in non-cash mark to market losses on the fair value of our trading securities portfolio. The second quarter of 2009 included net trading losses of $18.6 million ($0.08 per common share).

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO commented that, “The slow economic recovery, low loan demand and low interest rates continue to present a challenging operating environment. Despite these challenges, our sound business practices produced strong second quarter 2010 earnings results, fueled, in part, by a continued positive quarterly trend in our net interest margin, while improving other key performance indicators, such as our allowance of credit losses as a percentage of loans. Our employees have worked diligently during the second quarter of 2010 to integrate the acquired assets and assumed liabilities of Manhattan-based LibertyPointe Bank and The Park Avenue Bank, which were purchased in FDIC-assisted transactions in March 2010, into Valley National Bank. These transactions were immediately accretive to our first and second quarter 2010 earnings and are expected to continue to be accretive in future quarters. Additional operating cost saves are expected to be realized in the third quarter of 2010 mostly due to the closing of five of the seven acquired branch locations during the second quarter of 2010. Customer service for these locations was transferred to existing Valley branches within very close proximity of each location. We remain excited about other potential FDIC-assisted transactions and will pursue them if made available in our New Jersey and New York metropolitan markets.

Valley’s credit quality remains both stable and better than many of our competitors. Delinquencies remain well controlled mainly due to our underwriting standards which typically require a combination of strong cash flow, substantial equity on the part of the borrower, and personal guarantees.”

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $118.4 million for the second quarter of 2010, a $2.2 million increase from the first quarter of 2010 and an increase of $4.0 million from the second quarter of 2009. The linked quarter increase was primarily due to a full quarter of interest income on loans acquired in the FDIC-assisted transactions and lower interest expense caused by maturing high cost time deposits and continued redemptions of certificates of deposit assumed in the FDIC-assisted transactions.

Valley National Bancorp (NYSE: VLY)

2010 Second Quarter Earnings

July 22, 2010

The net interest margin on a tax equivalent basis was 3.72 percent for the second quarter of 2010, an increase of 20 basis points from the second quarter of 2009, and an increase of 7 basis points from 3.65 percent for the linked quarter ended March 31, 2010. The yield on average interest earning assets increased by four basis points on a linked quarter basis mainly due to a change in the asset mix to higher yielding loans (acquired in FDIC-assisted transactions) and taxable investments from lower yielding short-term U.S. Treasury securities and interest bearing deposits held at the Federal Reserve. The cost of average interest bearing liabilities declined two basis points from the first quarter of 2010 mainly due to a five basis point decrease in the cost of average time deposits due to a combination of lower rate certificates assumed in the FDIC-assisted transactions and run-off of higher cost deposits, and a two basis point decline in the cost of average savings, NOW, and money market accounts caused by a reduction in our product interest rates during the prior linked quarter. Our cost of total deposits was 0.81 percent for the second quarter of 2010 compared to 0.86 percent for the three months ended March 31, 2010.

Credit Quality

Total loan delinquencies as a percent of total loans has only modestly increased to 1.71 percent at June 30, 2010 as compared to 1.68 percent at March 31, 2010 and 1.49 percent at June 30, 2009. With a loan portfolio totaling approximately $9.4 billion, net loan charge-offs for the second quarter of 2010 were $5.2 million compared to $11.0 million (which was net of a $2.0 million recovery on one fully charged off commercial loan) for the first quarter of 2010, and $8.2 million for the second quarter of 2009.

Valley National Bancorp (NYSE: VLY)

2010 Second Quarter Earnings

July 22, 2010

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category:

	June 30, 2010		March 31, 2010		December 31, 2009
	Allowance Allocation	Allocation as a % of Non-Covered Loan Category	Allowance Allocation	Allocation as a % of Non-Covered Loan Category	Allowance Allocation	Allocation as a % of Non-Covered Loan Category
Non-Covered Loan Category:	($ in thousands)

Commercial and Industrial loans*	$55,662	3.16%	$49,928	2.83%	$50,932	2.83%

Mortgage:
Construction	15,000	3.43%	15,350	3.54%	15,263	3.47%
Residential mortgage	6,412	0.34%	6,156	0.33%	5,397	0.28%
Commercial real estate	15,097	0.44%	13,809	0.40%	10,253	0.29%

Total mortgage loans	36,509	0.63%	35,315	0.61%	30,913	0.53%

Consumer:
Home equity	1,667	0.31%	1,664	0.30%	1,680	0.30%
Other consumer	11,649	1.23%	12,626	1.24%	13,800	1.23%

Total consumer loans	13,316	0.89%	14,290	0.91%	15,480	0.92%

Unallocated	7,017	NA	5,750	NA	6,330	NA

	$112,504	1.24%	$105,283	1.15%	$103,655	1.11%

*	Includes the reserve for unfunded letters of credit.

Valley’s allocated reserves for the commercial and industrial loan portfolio increased $5.7 million or 33 basis points as a percentage of the commercial and industrial loan portfolio at June 30, 2010 as compared to March 31, 2010 as a result of a 19 basis point increase in commercial and industrial loan delinquencies, higher specific reserves on certain impaired loans, and a continued weak economic outlook.

Total non-performing assets (“NPAs”), consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, totaled $109.8 million, or 1.15 percent of loans and NPAs at June 30, 2010 compared to $98.7 million, or 1.02 percent of loans and NPAs at March 31, 2010. Non-accrual loans increased to $103.5 million at June 30, 2010 as compared to $91.6 million at March 31, 2010. Although the timing of collection is uncertain, management believes most of the non-accrual loans are well secured and, largely collectible based on, in part, our quarterly review of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $113.6 million at June 30, 2010 and had $12.8 million in related specific reserves included in our total allowance for loan losses. OREO and other repossessed assets, excluding OREO subject to loss-sharing agreements with the FDIC, totaled a combined $6.3 million at June 30, 2010 as compared to $7.1 million at March 31, 2010.

Loans past due 90 days or more and still accruing increased to $6.1 million, or 0.06 percent of total loans at June 30, 2010 compared to $4.1 million, or 0.04 percent at March 31, 2010 primarily due to a $1.5 million increase in construction loans within this delinquency category.

Troubled debt restructured loans, with modified terms and not reported as loans 90 days or more past due and still accruing or non-accrual totaled $48.0 million at June 30, 2010 as compared to $3.6 million at March 31, 2010. At June 30, 2010, total performing troubled debt restructured loans consisted of 17 loans primarily in the commercial and industrial loan portfolio.

Valley National Bancorp (NYSE: VLY)

2010 Second Quarter Earnings

July 22, 2010

Loans and Deposits

Total loans decreased $138.7 million to $9.4 billion at June 30, 2010 from March 31, 2010 mainly due to declines in the automobile and commercial real estate portfolios, and valuation adjustments to covered loans acquired in connection with the LibertyPointe Bank and The Park Avenue Bank transactions (see further discussion of covered loans below).

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans decreased $99.0 million to approximately $9.0 billion at June 30, 2010 from March 31, 2010. The linked quarter decrease was mainly comprised of decreases in automobile, commercial real estate, and home equity loans of $67.8 million, $39.2 million, and $8.3 million, respectively, partially offset by an $18.2 million increase in residential mortgage loans. The residential mortgage loan portfolio increased by almost four percent on an annualized basis during the second quarter of 2010, as we reduced our secondary market sales of most refinanced loans and new loan originations. We may experience further declines in the loan portfolio during 2010 due to a slow economic recovery cycle, increased competition for quality borrowers, or a change in asset/liability management strategy.

Covered Loans. All of the loans acquired from LibertyPointe Bank and The Park Avenue Bank in March 2010 are recorded on our consolidated statement of condition as “covered loans”. Covered loans are referred to as such because they are covered by loss-sharing agreements entered into with the FDIC in connection with these acquisitions. Our covered loans totaled $385.3 million and $425.0 million at June 30, 2010 and March 31, 2010, respectively, and consist primarily of commercial real estate loans and commercial loans that had evidence of deterioration in credit quality at the acquisition date. Fair value of the covered loans includes estimates of credit losses. Our estimate of acquisition date credit losses increased during the second quarter as additional information became available to us, resulting in a large portion of the quarter over quarter decline in covered loans, as well as the increases in both the FDIC loss-share receivable and goodwill at June 30, 2010. These loans are accounted for on a pool basis, and the pools are considered to be performing loans.

Deposits. Total deposits decreased $359.2 million to approximately $9.4 billion at June 30, 2010 from March 31, 2010 as we continue to keep interest rates low on most interest bearing deposit products in response to the low level of loan demand caused by the economy. A substantial source of the decline was the withdrawal of time deposits from LibertyPointe Bank and The Park Avenue Bank after we lowered customer rates to our standard Valley interest rates. During the quarter ended June 30, 2010, time deposits and savings, NOW, and money market deposits declined $365.7 million and $54.8 million, respectively, partially offset by a $61.3 million increase in non-interest bearing deposits. Non-interest bearing deposits increased mainly due to some seasonal increases in commercial customer account balances.

Valley National Bancorp (NYSE: VLY)

2010 Second Quarter Earnings

July 22, 2010

Non-Interest Income (Loss)

Second quarter of 2010 compared with second quarter of 2009

Non-interest income for the second quarter of 2010 increased $22.9 million to $22.5 million as compared to a non-interest loss of $389 thousand for the quarter ended June 30, 2009 mainly due to an increase in net trading gains caused by the change in the mark to market valuation of our junior subordinated debentures carried at fair value. Net trading gains totaled $839 thousand in the second quarter of 2010 compared to net trading losses of $18.6 million in the second quarter of 2009. Net gains on securities transactions increased $3.4 million in the second quarter of 2010 from $288 thousand in the comparable quarter in 2009 primarily due to the gain recognized on the sale of $73.9 million in U.S. Treasury securities during the 2010 period. Net gains on sales of loans decreased $1.4 million to $1.0 million for the quarter ended June 30, 2010 mainly due to our decision to reduce our residential mortgage sales in the secondary market.

Second quarter of 2010 compared with first quarter of 2010

Non-interest income for the second quarter of 2010 increased $6.8 million compared to the linked quarter, partly due to an increase in net trading gains to $839 thousand from a net trading loss of $3.0 million in the first quarter of 2010. The increase in net trading gains was mainly due to the positive impact of the change in the fair value of our junior subordinated debentures carried at fair value as compared to the linked quarter. Net gains on securities transactions also increased $2.8 million in the second quarter of 2010 from $863 thousand for the linked quarter mainly due to gains realized on the sale of certain U.S. Treasury securities. Other non-interest income increased $850 thousand as compared to the first quarter of 2010 mainly due to general increases, including additional income related to the FDIC-assisted transactions completed in March 2010. Net gains on sales of loans decreased $1.5 million to $1.0 million for the quarter ended June 30, 2010 as compared to the first quarter of 2010, mainly due to the aforementioned reduction in residential mortgage sales during the second quarter of 2010.

Non-Interest Expense

Second quarter of 2010 compared with second quarter of 2009

Non-interest expense increased $1.9 million to $80.0 million for the quarter ended June 30, 2010 from $78.1 million for the same quarter of 2009. Salary and employee benefit expenses, and net occupancy and equipment expense increased $3.6 million and $1.7 million, respectively, in part, due to additional expenses related to the FDIC-assisted transactions in March 2010, as well as from de novo branch openings over the twelve month period ended June 30, 2010. The impact of the FDIC-assisted transactions on these expense categories is expected to decline in the third quarter of 2010 as we closed five of the seven acquired branch locations during the second quarter of 2010. Amortization of other intangible assets increased $1.4 million as compared to the quarter ended June 30, 2009 mainly due to the recognition of a $631 thousand impairment charge on certain loan servicing rights in the first quarter of 2010 as compared to a $681 thousand net valuation allowance recovery on the fair value of previously impaired loan servicing rights during the second quarter of 2009. Advertising expense increased $789 thousand mainly due to an increase in promotional campaigns as compared to

Valley National Bancorp (NYSE: VLY)

2010 Second Quarter Earnings

July 22, 2010

the second quarter of 2009. Our FDIC insurance assessment decreased $6.7 million in the second quarter of 2010 from $10.3 million in the same period last year as a result of a special assessment (imposed on all insured depository institutions) which totaled $6.5 million during the second quarter of 2009. Other non-interest expense increased $570 thousand as compared to the second quarter of 2009 mainly due to the write-off of internally developed software costs.

Second quarter of 2010 compared with first quarter of 2010

Non-interest expense increased by $1.6 million from $78.4 million for the linked quarter ended March 31, 2010. Other non-interest expense increased $1.3 million as compared to the prior linked quarter mainly due to the write-off of internally developed software costs and general increases related to the FDIC-assisted transactions. Amortization of other intangible assets increased $745 thousand due to an increase in impairment charges on loan servicing rights in the second quarter of 2010 and amortization of core deposit intangibles acquired in the FDIC-assisted transactions in March 2010. Professional and legal fees increased $494 thousand due to increases caused by the FDIC-assisted transactions and other general corporate matters. The above increases during the second quarter of 2010 were partially offset by a combined decrease of $1.3 million in salary and employee benefits mainly caused by lower payroll taxes as maximum limits were reached on certain annual taxes, partially offset by higher salary expense due to additional staffing caused by the FDIC-assisted transactions.

Income Tax Expense

Income tax expense was $14.1 million and $6.6 million for the second quarters of 2010 and 2009, respectively. However, the effective tax rate for both periods was relatively unchanged at 29.9 percent for the three months ended June 30, 2010 compared to 30.4 percent for the same period of 2009.

Income tax expense was $26.3 million and $22.8 million for the six months ended June 30, 2010 and 2009, respectively, reflecting an effective tax rate of 30.3 percent for both comparable periods. For the remainder of 2010, we anticipate that our effective tax rate will approximate 30 percent.

About Valley

Valley is a regional bank holding company with over $14 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 200 branches in 135 communities serving 14 counties throughout northern and central New Jersey, Manhattan, Brooklyn and Queens. Valley National Bank is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley National Bank offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley National Bank’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Valley National Bancorp (NYSE: VLY)

2010 Second Quarter Earnings

July 22, 2010

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a continued or unexpected decline in the economy, in particular in New Jersey and the New York Metropolitan area;

•	higher than expected increases in our allowance for loan losses;

•	higher than expected increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;

•	a continued or unexpected decline in real estate values within our market areas;

•	declines in value in our investment portfolio;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	a reduction in dividend payments, distributions and other payments from our banking subsidiary;

•	possible reduction or elimination of the dividend on our common stock;

•	further offerings of our equity securities may result in earnings or book value dilution of our common stock;

•	potential acquisitions may disrupt our business and dilute shareholder value;

•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Electronic Fund Transfer Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	we may be unable to adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	our failure or inability to raise additional capital, if it is necessary or advisable to do so;

•	the possibility that the expected benefits of the LibertyPointe Bank and The Park Avenue Bank acquisitions will not be fully realized;

Valley National Bancorp (NYSE: VLY)

2010 Second Quarter Earnings

July 22, 2010

•

expected cost synergies and other benefits from our acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters may arise; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of these and other factors that could affect our results is included in our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #

-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended June 30,
	June 30,	March 31,	June 30,
($ in thousands, except for share data)	2010	2010	2009	2010	2009
FINANCIAL DATA:
Net interest income	$117,026	$114,851	$113,113	$231,877	$222,677
Net interest income - FTE (3)	118,427	116,224	114,403	234,651	225,248
Non-interest income (loss) (2)	22,476	15,677	(389)	38,153	30,596
Non-interest expense	79,973	78,354	78,106	158,327	155,052
Income tax expense	14,081	12,200	6,557	26,281	22,795
Net income	33,010	27,363	14,997	60,373	52,381
Dividends on preferred stock and accretion	—	—	5,789	—	10,013
Net income available to common stockholders	33,010	27,363	9,208	60,373	42,368
Weighted average number of common shares outstanding: (4)
Basic	160,961,240	160,792,127	148,894,236	160,877,151	148,879,309
Diluted	160,965,366	160,794,667	148,895,153	160,878,918	148,880,013
Per common share data: (4)
Basic earnings	$0.21	$0.17	$0.06	$0.38	$0.28
Diluted earnings	0.21	0.17	0.06	0.38	0.28
Cash dividends declared	0.18	0.18	0.18	0.36	0.36
Book value	7.88	7.83	7.38	7.88	7.38
Tangible book value (1)	5.81	5.76	5.23	5.81	5.23
Tangible common equity to tangible assets (1)	6.78	6.55	5.64	6.78	5.64
Closing stock price - high	15.95	15.05	14.31	15.95	18.01
Closing stock price - low	13.62	12.50	10.43	12.50	7.98

CORE ADJUSTED FINANCIAL DATA: (1)
Net income available to common stockholders, as adjusted	$34,292	$28,986	$10,731	$63,278	$45,250
Basic earnings per share, as adjusted	0.21	0.18	0.07	0.39	0.30
Diluted earnings per share, as adjusted	0.21	0.18	0.07	0.39	0.30

FINANCIAL RATIOS:
Net interest margin	3.68%	3.60%	3.48%	3.64%	3.39%
Net interest margin - FTE (3)	3.72	3.65	3.52	3.68	3.43
Annualized return on average assets	0.93	0.77	0.42	0.85	0.73
Annualized return on average shareholders’ equity	10.44	8.72	4.41	9.58	7.68
Annualized return on average tangible shareholders’ equity (1)	14.16	11.75	5.77	12.96	10.05
Efficiency ratio (5)	57.33	60.03	69.29	58.63	61.22

CORE ADJUSTED FINANCIAL RATIOS: (1)
Annualized return on average assets, as adjusted	0.97%	0.82%	0.46%	0.89%	0.77%
Annualized return on average shareholders’ equity, as adjusted	10.85	9.24	4.86	10.04	8.11
Annualized return on avg tangible shareholders’ equity, as adjusted	14.71	12.44	6.36	13.58	10.60
Efficiency ratio, as adjusted	56.50	58.86	67.83	57.64	60.13

AVERAGE BALANCE SHEET ITEMS:
Assets	$14,200,681	$14,126,648	$14,214,185	$14,163,869	$14,342,013
Interest earning assets	12,737,298	12,747,256	12,987,850	12,742,250	13,120,683
Loans	9,544,364	9,422,162	9,770,280	9,483,601	9,892,009
Interest bearing liabilities	10,430,980	10,508,770	10,502,379	10,469,660	10,670,195
Deposits	9,612,818	9,503,584	9,369,630	9,558,503	9,374,330
Shareholders’ equity	1,264,633	1,255,189	1,359,500	1,259,937	1,363,352

Valley National Bancorp

Consolidated Financial Highlights

	As of and For the Period Ended
($ in thousands)	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
BALANCE SHEET ITEMS:
Assets	$14,112,481	$14,473,796	$14,284,153	$14,132,031
Total loans	9,430,976	9,569,712	9,370,071	9,618,377
Non-covered loans	9,045,650	9,144,670	9,370,071	9,618,377
Deposits	9,420,421	9,779,615	9,547,285	9,320,447
Shareholders’ equity	1,268,667	1,259,252	1,252,854	1,318,896

CAPITAL RATIOS:
Tier 1 leverage ratio	8.16%	8.18%	8.14%	8.74%
Risk-based capital - Tier 1	10.72	10.54	10.64	11.09
Risk-based capital - Total Capital	12.74	12.46	12.54	12.94

	Three Months Ended			Six Months Ended June 30,
	June 30, 2010	March 31, 2010	June 30, 2009
				2010	2009
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$105,283	$103,655	$97,477	$103,655	$94,738
Loans charged-off:
Commercial and industrial	(1,978)	(8,681)	(4,548)	(10,659)	(6,584)
Construction	—	(419)	—	(419)	—
Residential mortgage	(1,632)	(535)	(450)	(2,167)	(749)
Commercial real estate	(760)	(656)	60	(1,416)	(125)
Consumer	(2,515)	(3,873)	(4,264)	(6,388)	(9,785)

	(6,885)	(14,164)	(9,202)	(21,049)	(17,243)

Charged-off loans recovered:
Commercial and industrial	768	2,362	74	3,130	126
Construction	—	—	—	—	—
Residential mortgage	47	5	3	52	12
Commercial real estate	26	94	15	120	30
Consumer	827	720	886	1,547	1,609

	1,668	3,181	978	4,849	1,777

Net charge-offs	(5,217)	(10,983)	(8,224)	(16,200)	(15,466)
Provision charged for credit losses	12,438	12,611	13,064	25,049	23,045

Ending balance - Allowance for credit losses	$112,504	$105,283	$102,317	$112,504	$102,317

Components of allowance for credit losses:
Allowance for loan losses	$110,645	$103,486	$100,761	$110,645	$100,761
Reserve for unfunded letters of credit	1,859	1,797	1,556	1,859	1,556

Allowance for credit losses	$112,504	$105,283	$102,317	$112,504	$102,317

Components of provision for credit losses:
Provision for loan losses	$12,376	$12,479	$13,072	$24,855	$22,982
Provision for unfunded letters of credit	62	132	(8)	194	63

Provision for credit losses	$12,438	$12,611	$13,064	$25,049	$23,045

Annualized ratio of net charge-offs during the period to average loans outstanding during the period	0.22%	0.47%	0.34%	0.34%	0.31%
Allowance for loan losses as a % of non-covered loans	1.22	1.13	1.05	1.22	1.05
Allowance for credit losses as a % of non-covered loans	1.24	1.15	1.06	1.24	1.06

Valley National Bancorp

Consolidated Financial Highlights

	As of and For the Period Ended
	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
	($ in thousands)
ASSET QUALITY: (6)
Accruing past due loans:
30 to 89 days past due:
Commercial and industrial	$14,262	$14,633	$11,949	$13,227
Construction	5,810	12,747	1,834	8,823
Residential mortgage	8,421	9,659	12,462	16,939
Commercial real estate	6,001	11,365	4,539	6,702
Consumer	17,088	16,302	22,835	20,087

Total 30 to 89 days past due	51,582	64,706	53,619	65,778
90 or more days past due:
Commercial and industrial	502	501	2,191	1,808
Construction	1,507	—	—	2,069
Residential mortgage	1,676	1,331	1,421	10,463
Commercial real estate	1,608	1,039	250	3,055
Consumer	786	1,180	1,263	2,128

Total 90 or more days past due	6,079	4,051	5,125	19,523

Total accruing past due loans	$57,661	$68,757	$58,744	$85,301

Non-accrual loans:
Commercial and industrial	$16,240	$12,559	$17,424	$18,663
Construction	28,581	23,975	19,905	7,958
Residential mortgage	25,916	24,053	22,922	10,119
Commercial real estate	30,798	28,869	29,844	20,388
Consumer	1,975	2,140	1,869	603

Total non-accrual loans	103,510	91,596	91,964	57,731
Other real estate owned (7)	4,633	4,534	3,869	4,993
Other repossessed assets	1,666	2,554	2,565	3,699

Total non-performing assets (“NPAs”)	$109,809	$98,684	$98,398	$66,423

Troubled debt restructured loans	$47,959	$3,575	$19,072	$21,954
Total non-accrual loans as a % of loans	1.10%	0.96%	0.98%	0.60%
Total NPAs as a % of loans and NPAs	1.15	1.02	1.04	0.69
Total accruing past due and non-accrual loans as a % of loans (7)	1.71	1.68	1.61	1.49
Allowance for loan losses as a % of non-accrual loans	106.89	112.98	110.90	174.54

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended			Six Months Ended June 30,
	June 30,	March 31,	June 30,
($ in thousands, except for share data)	2010	2010	2009	2010	2009
Tangible book value per common share:
Common shares outstanding	160,973,896	160,805,450	148,935,963	160,973,896	148,935,963

Shareholders’ equity	$1,268,667	$1,259,252	$1,318,896	$1,268,667	$1,318,896
Less: Preferred stock	—	—	(219,333)	—	(219,333)
Less: Goodwill and other intangible assets	(333,836)	(332,730)	(320,043)	(333,836)	(320,043)

Tangible shareholders’ equity	$934,831	$926,522	$779,520	$934,831	$779,520
Tangible book value	$5.81	$5.76	$5.23	$5.81	$5.23

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended			Six Months Ended June 30,
	June 30,	March 31,	June 30,
($ in thousands, except for share data)	2010	2010	2009	2010	2009
Annualized return on average tangible equity:
Net income	$33,010	$27,363	$14,997	$60,373	$52,381

Average shareholders’ equity	1,264,633	1,255,189	1,359,500	1,259,937	1,363,352
Less: Average goodwill and other intangible assets	(332,273)	(323,469)	(320,434)	(327,896)	(320,534)

Average tangible shareholders’ equity	$932,360	$931,720	$1,039,066	$932,041	$1,042,818
Annualized return on average tangible shareholders’ equity	14.16%	11.75%	5.77%	12.96%	10.05%

Adjusted net income available to common stockholders:
Net income, as reported	$33,010	$27,363	$14,997	$60,373	$52,381
Net impairment losses on securities recognized in earnings (net of tax)	1,282	1,623	1,523	2,905	2,882

Net income, as adjusted	34,292	28,986	16,520	63,278	55,263
Dividends on preferred stock and accretion	—	—	5,789	—	10,013

Net income available to common stockholders, as adjusted	$34,292	$28,986	$10,731	$63,278	$45,250

Adjusted per common share data:
Net income available to common stockholders, as adjusted	$34,292	$28,986	$10,731	$63,278	$45,250
Average number of basic shares outstanding	160,961,240	160,792,127	148,894,236	160,877,151	148,879,309
Basic earnings, as adjusted	$0.21	$0.18	$0.07	$0.39	$0.30
Average number of diluted shares outstanding	160,965,366	160,794,667	148,895,153	160,878,918	148,880,013
Diluted earnings, as adjusted	$0.21	$0.18	$0.07	$0.39	$0.30

Adjusted annualized return on average assets:
Net income, as adjusted	$34,292	$28,986	$16,520	$63,278	$55,263
Average assets	$14,200,681	$14,126,648	$14,214,185	14,163,869	14,342,013
Annualized return on average assets, as adjusted	0.97%	0.82%	0.46%	0.89%	0.77%

Adjusted annualized return on average shareholders’ equity:
Net income, as adjusted	$34,292	$28,986	$16,520	$63,278	$55,263
Average shareholders’ equity	1,264,633	1,255,189	1,359,500	1,259,937	1,363,352
Annualized return on average shareholders’ equity, as adjusted	10.85%	9.24%	4.86%	10.04%	8.11%

Adjusted annualized return on average tangible shareholders’ equity:
Net income, as adjusted	$34,292	$28,986	$16,520	$63,278	$55,263
Average tangible shareholders’ equity	932,360	931,720	1,039,066	932,041	1,042,818
Annualized ret. on avg. tangible shareholders’ equity, as adjusted	14.71%	12.44%	6.36%	13.58%	10.60%

Adjusted efficiency ratio:
Non-interest expense	$79,973	$78,354	$78,106	$158,327	$155,052

Net interest income	117,026	114,851	113,113	231,877	222,677
Non-interest income (loss)	22,476	15,677	(389)	38,153	30,596
Add: Net impairment losses on securities recognized in earnings	2,049	2,593	2,434	4,642	4,605

Gross operating income, as adjusted	$141,551	$133,121	$115,158	$274,672	$257,878
Efficiency ratio, as adjusted	56.50%	58.86%	67.83%	57.64%	60.13%

Tangible common equity to tangible assets:
Tangible shareholders’ equity	$934,831	$926,522	$779,520	$934,831	$779,520

Total assets	14,112,481	14,473,796	14,132,031	14,112,481	14,132,031
Less: Goodwill and other intangible assets	(333,836)	(332,730)	(320,043)	(333,836)	(320,043)

Tangible assets	$13,778,645	$14,141,066	$13,811,988	$13,778,645	$13,811,988
Tangible common equity to tangible assets	6.78%	6.55%	5.64%	6.78%	5.64%
(2) Non-interest income (loss) includes net trading gains (losses):
Trading securities	$(580)	$236	$5,802	$(344)	$5,266
Junior subordinated debentures	1,419	(3,266)	(24,433)	(1,847)	(10,678)

Total trading gains (losses), net	$839	$(3,030)	$(18,631)	$(2,191)	$(5,412)

(3)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(4)	Share data reflects the five percent common stock dividend issued on May 21, 2010.
(5)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.
(6)	Past due loans and non-accrual loans excludes loans that were acquired as part of the Liberty Pointe Bank and The Park Avenue Bank transactions. Fair value of these loans as of acquisition includes estimates of credit losses. These loans are accounted for on a pool basis, and the pools are considered to be performing.
(7)	Excludes OREOs that is related to the Liberty Pointe Bank and The Park Avenue Bank FDIC-assisted transactions. OREOs related to the FDIC-assisted transactions, which totaled $12.6 million at June 30, 2010, is subject to the loss-sharing agreements with the FDIC.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	June 30, 2010	December 31, 2009
Assets
Cash and due from banks	$303,604	$305,678
Interest bearing deposits with banks	42,517	355,659
Investment securities:
Held to maturity, fair value of $1,813,519 at June 30, 2010 and $1,548,006 at December 31, 2009	1,815,497	1,584,388
Available for sale	1,126,968	1,352,481
Trading securities	32,605	32,950

Total investment securities	2,975,070	2,969,819

Loans held for sale, at fair value	7,337	25,492
Non-covered loans	9,045,650	9,370,071
Less: Allowance for loan losses	(110,645)	(101,990)
Covered loans	385,326	—

Net loans	9,320,331	9,268,081

Premises and equipment, net	263,967	266,401
Bank owned life insurance	306,569	304,031
Accrued interest receivable	58,951	56,245
Due from customers on acceptances outstanding	5,184	6,985
FDIC loss-share receivable	105,000	—
Goodwill	310,147	296,424
Other intangible assets, net	23,689	24,305
Other assets	390,115	405,033

Total Assets	$14,112,481	$14,284,153

Liabilities
Deposits:
Non-interest bearing	$2,469,069	$2,420,006
Interest bearing:
Savings, NOW and money market	4,064,457	4,044,912
Time	2,886,895	3,082,367

Total deposits	9,420,421	9,547,285

Short-term borrowings	184,459	216,147
Long-term borrowings	2,894,776	2,946,320
Junior subordinated debentures issued to capital trusts (includes fair value of $157,740 at June 30, 2010 and $155,893 at December 31, 2009 for VNB Capital Trust I)	182,962	181,150
Bank acceptances outstanding	5,184	6,985
Accrued expenses and other liabilities	156,012	133,412

Total Liabilities	12,843,814	13,031,299

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 210,451,912 shares; issued 162,058,055 shares at June 30, 2010 and 162,042,502 shares at December 31, 2009	57,054	54,293
Surplus	1,177,923	1,178,992
Retained earnings	72,746	73,592
Accumulated other comprehensive loss	(12,727)	(19,816)
Treasury stock, at cost (1,084,159 common shares at June 30, 2010 and 1,405,204 common shares at December 31, 2009)	(26,329)	(34,207)

Total Shareholders’ Equity	1,268,667	1,252,854

Total Liabilities and Shareholders’ Equity	$14,112,481	$14,284,153

*	Share data reflects the five percent common stock dividend issued on May 21, 2010.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Interest Income
Interest and fees on loans	$136,420	$141,358	$271,789	$285,213
Interest and dividends on investment securities:
Taxable	30,813	34,147	60,500	69,492
Tax-exempt	2,597	2,389	5,143	4,761
Dividends	1,281	2,709	3,474	3,982
Interest on federal funds sold and other short-term investments	76	218	230	448

Total interest income	171,187	180,821	341,136	363,896

Interest Expense
Interest on deposits:
Savings, NOW and money market	4,813	5,796	9,673	11,683
Time	14,720	26,106	30,318	56,285
Interest on short-term borrowings	330	579	661	3,130
Interest on long-term borrowings and junior subordinated debentures	34,298	35,227	68,607	70,121

Total interest expense	54,161	67,708	109,259	141,219

Net Interest Income	117,026	113,113	231,877	222,677
Provision for credit losses	12,438	13,064	25,049	23,045

Net Interest Income after Provision for Credit Losses	104,588	100,049	206,828	199,632

Non-Interest Income
Trust and investment services	1,947	1,592	3,822	3,237
Insurance commissions	2,660	2,577	5,856	5,570
Service charges on deposit accounts	6,651	6,563	12,925	13,200
Gains on securities transactions, net	3,656	288	4,519	251
Other-than-temporary impairment losses on securities	—	—	(1,393)	(5,905)
Portion recognized in other comprehensive income (before taxes)	(2,049)	(2,434)	(3,249)	1,300

Net impairment losses on securities recognized in earnings	(2,049)	(2,434)	(4,642)	(4,605)
Trading gains (losses), net	839	(18,631)	(2,191)	(5,412)
Fees from loan servicing	1,211	1,193	2,447	2,369
Gains on sales of loans, net	1,018	2,432	3,538	4,576
Gains on sales of assets, net	218	175	304	349
Bank owned life insurance	1,768	1,397	3,311	2,768
Other	4,557	4,459	8,264	8,293

Total non-interest income (loss)	22,476	(389)	38,153	30,596

Non-Interest Expense
Salary expense	34,414	31,397	67,858	63,844
Employee benefit expense	8,521	7,938	19,350	17,208
Net occupancy and equipment expense	16,088	14,344	32,029	29,895
FDIC insurance assessment	3,543	10,279	6,976	13,431
Amortization of other intangible assets	2,445	1,011	4,145	3,827
Professional and legal fees	2,613	2,147	4,732	4,239
Advertising	1,111	322	2,023	1,167
Other	11,238	10,668	21,214	21,441

Total non-interest expense	79,973	78,106	158,327	155,052

Income Before Income Taxes	47,091	21,554	86,654	75,176
Income tax expense	14,081	6,557	26,281	22,795

Net Income	33,010	14,997	60,373	52,381
Dividends on preferred stock and accretion	—	5,789	—	10,013

Net Income Available to Common Stockholders	$33,010	$9,208	$60,373	$42,368

Earnings Per Common Share*:
Basic	$0.21	$0.06	$0.38	$0.28
Diluted	0.21	0.06	0.38	0.28
Cash Dividends Declared per Common Share*	0.18	0.18	0.36	0.36
Weighted Average Number of Common Shares Outstanding*:
Basic	160,961,240	148,894,236	160,877,151	148,879,309
Diluted	160,965,366	148,895,153	160,878,918	148,880,013

*	Share data reflects the five percent common stock dividend issued on May 21, 2010.

Valley National Bancorp

Loan Portfolio

(in thousands)

	As Of
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Non-covered Loans:
Commercial and industrial loans	$1,760,071	$1,765,431	$1,801,251	$1,804,822	$1,838,895

Mortgage:
Construction	437,115	433,999	440,046	446,662	479,294
Residential mortgage	1,911,466	1,893,279	1,943,249	2,011,532	2,061,244
Commercial real estate	3,444,169	3,483,378	3,500,419	3,473,628	3,399,560

Total Mortgage Loans	5,792,750	5,810,656	5,883,714	5,931,822	5,940,098

Consumer Loans:
Home Equity	545,607	553,951	566,303	575,332	585,722
Credit Card	9,571	9,526	10,025	9,916	9,956
Automobile	866,313	934,118	1,029,958	1,114,070	1,165,159
Other Consumer	71,338	70,988	78,820	75,451	78,547

Total Consumer Loans	1,492,829	1,568,583	1,685,106	1,774,769	1,839,384

Total non-covered loans	9,045,650	9,144,670	9,370,071	9,511,413	9,618,377

Covered Loans *	385,326	425,042	—	—	—

Total Loans	$9,430,976	$9,569,712	$9,370,071	$9,511,413	$9,618,377

*	Loans that Valley National Bank will share losses with the FDIC are referred to as “covered loans.”

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 06/30/2010			Quarter End - 03/31/2010			Quarter End - 12/31/2009			Quarter End - 9/30/2009			Quarter End - 6/30/2009
($ in thousands)	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$9,544,364	$136,422	5.72%	$9,422,162	$135,371	5.75%	$9,464,300	$136,536	5.77%	$9,581,388	$139,509	5.82%	$9,770,280	$141,361	5.79%
Taxable investments (3)	2,670,495	32,094	4.81%	2,720,110	31,880	4.69%	2,752,892	31,668	4.60%	2,731,907	35,163	5.15%	2,651,711	36,856	5.56%
Tax-exempt investments (1)(3)	415,978	3,996	3.84%	371,234	3,917	4.22%	328,375	3,857	4.70%	262,016	3,714	5.67%	253,104	3,676	5.81%
Federal funds sold and other interest bearing deposits	106,461	76	0.29%	233,750	154	0.26%	463,690	299	0.26%	301,460	198	0.26%	312,755	218	0.28%

Total interest earning assets	12,737,298	172,588	5.42%	12,747,256	171,322	5.38%	13,009,257	172,360	5.30%	12,876,771	178,584	5.55%	12,987,850	182,111	5.61%

Other assets	1,463,383			1,379,392			1,287,089			1,256,772			1,226,335

Total assets	$14,200,681			$14,126,648			$14,296,346			$14,133,543			$14,214,185

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$4,144,113	$4,813	0.46%	$4,071,641	$4,860	0.48%	$4,111,471	$6,573	0.64%	$3,961,327	$6,638	0.67%	$3,701,125	$5,796	0.63%
Time deposits	3,026,929	14,720	1.95%	3,116,322	15,598	2.00%	3,135,131	17,285	2.21%	3,111,150	19,833	2.55%	3,411,551	26,106	3.06%
Short-term borrowings	179,677	330	0.73%	192,498	331	0.69%	215,019	409	0.76%	198,459	487	0.98%	218,281	579	1.06%
Long-term borrowings (4)	3,080,261	34,298	4.45%	3,128,309	34,309	4.39%	3,130,498	35,171	4.49%	3,142,504	35,255	4.49%	3,171,422	35,227	4.44%

Total interest bearing liabilities	10,430,980	54,161	2.08%	10,508,770	55,098	2.10%	10,592,119	59,438	2.24%	10,413,440	62,213	2.39%	10,502,379	67,708	2.58%

Non-interest bearing deposits	2,441,776			2,315,621			2,318,841			2,269,289			2,256,954
Other liabilities	63,292			47,068			92,006			99,069			95,352
Shareholders’ equity	1,264,633			1,255,189			1,293,380			1,351,745			1,359,500

Total liabilities and shareholders’ equity	$14,200,681			$14,126,648			$14,296,346			$14,133,543			$14,214,185

Net interest income/interest rate spread (5)		$118,427	3.34%		$116,224	3.28%		$112,922	3.05%		$116,371	3.16%		$114,403	3.03%
Tax equivalent adjustment		(1,401)			(1,373)			(1,353)			(1,303)			(1,290)

Net interest income, as reported		$117,026			$114,851			$111,569			$115,068			$113,113

Net interest margin (6)			3.68%			3.60%			3.43%			3.57%			3.48%
Tax equivalent effect			0.04%			0.05%			0.04%			0.04%			0.04%

Net interest margin on a fully tax equivalent basis (6)			3.72%			3.65%			3.47%			3.61%			3.52%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.